EXHIBIT 10.4

Summary of Revised Director Compensation Structure for Non-Employee Directors

Under the Company’s Corporate Governance Principles, non-employee Director compensation is reviewed periodically by the Board of Directors with the assistance of the Compensation Committee. Mr. Johnson, who is also an employee of the Company, receives no additional compensation for his service as a director. Directors receive $20,000 in annual retainer fees and an additional $4,000 retainer fee for each committee on which the Director participates. In addition to the respective committee retainer, the Chairman of the Audit Committee receives an additional annual retainer fee of $8,000; the Chairman of the Compensation Committee receives an additional annual retainer of $5,000; and the Chairman of the Corporate Governance & Nominating committee receives an additional annual retainer fee of $5,000. The annual retainer fee for the Chairman of the Board is $50,000. In addition, the Company reimburses Directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings, and for other Company-business related expenses.

All payments other than stock grants (which are made on the first trading day of the calendar year to Directors serving on that date) are made quarterly in arrears.

On October 18, 2006, the Board of Directors approved an adjustment to the Company’s director compensation policy. Effective January 1, 2007, the annual stock component of the compensation of the Company’s non-employee directors consists of a number of shares of restricted stock, issued under the Company’s 2001 Long-Term Incentive Plan (the “2001 Incentive Plan”), equal to $75,000 divided by the closing price of the Company’s common stock on the Nasdaq Global SelectMarket on the first business day of each calendar year, rounded up to the nearest share, with 50% of such restricted stock vesting on the first anniversary of each grant and 50% of such restricted stock vesting on the second anniversary of such grant. The directors must be serving on the Board of Directors on the date of vesting in order for the restricted stock to vest; however, the vesting of the restricted stock is accelerated upon the first to occur of a “Change of Control,” or the death, “Disability,” or mandatory retirement of the director.

In June 2002, as part of the Company’s 2001 Incentive Plan, a Restricted Stock Program was offered to our Board of Directors. A director who participates in the Restricted Stock Program, may elect to receive, in lieu of cash, all or any portion of the fees payable by Matrixx to the director for service on the Board of Directors or any committee in the form of shares of our common stock. Conditions to participation include a three-year restriction on the sale or disposition of any shares received under the Restricted Stock Program. The purchase price for the shares is equal to 80% of the closing price of our common stock on the Nasdaq Global Select Market on the designated day of purchase.

The Company does not provide retirement benefits to Directors under any current program.

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